Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS SECOND-QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., April 19, 2007 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced financial results for the second quarter ended March 31, 2007. Earnings from continuing operations for the quarter were $4.9 million, or $0.27 per diluted share compared with $7.8 million, or $0.42 per diluted share for the same period last year. Including the results of discontinued operations, net earnings were $4.9 million, or $0.27 per diluted share compared with $7.4 million, or $0.40 per diluted share in the prior year. Net sales for the second quarter decreased 6.3% to $74.8 million from $79.8 million last year. Shipments decreased 6.4% while average selling prices increased 0.2%.
For the six-month period ended March 31, 2007, earnings from continuing operations were $10.9 million, or $0.59 per diluted share compared with $15.9 million, or $0.85 per diluted share in the prior year. Including the results of discontinued operations, net earnings were $10.7 million, or $0.58 per diluted share compared with $15.1 million, or $0.81 per diluted share in the prior year. Net sales for the six-month period decreased 7.0% to $144.5 million from $155.4 million last year. Shipments decreased 7.4% while average selling prices increased 0.4%.
“Considering the continued weakness in housing-related demand, escalating raw material costs and adverse weather conditions that we experienced in certain of our markets, we are pleased with Insteel’s financial results for the second quarter,” said H.O. Woltz III, Insteel’s president and chief executive officer. “We also faced difficult year-over-year comparisons in view of the exceptionally strong prior year results, which represented record sales and earnings for our second fiscal quarter facilitated by the unusually mild weather and extended construction season. Gross margins for the quarter narrowed to 16.5% from 21.3% a year ago due to the reduction in shipments, lower spreads between average selling prices and raw material costs, and higher unit conversion costs resulting from reduced operating schedules.
“Business conditions improved as we progressed through the quarter with March shipments rising 7% from the prior year level — the first month this fiscal year that we’ve posted a year-over-year increase. With the demand outlook more favorable heading into our busy season, we recently announced price increases across all of our product lines to offset the recent upward trend in raw material costs which should favorably impact our third-quarter results. Substantial progress was also made during the quarter in ramping up the Tennessee prestressed concrete strand (‘PC strand’) expansion and the new engineered structural mesh (‘ESM’) line in our North Carolina facility. Going forward, we expect both projects to generate increasing contributions from a volume and operating cost standpoint.”
Operating activities of continuing operations used $10.0 million of cash during the second quarter while providing $3.0 million in the year-ago period due to the year-over-year changes in net working capital together with the decrease in earnings. Net working capital used $15.7 million of cash in the current year quarter compared with $5.0 million in the prior year primarily due to the $14.6 million decrease in accounts payable and accrued expenses in the current year. This decrease was driven by payments related
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

to higher raw material purchases made during the first quarter and early in the second quarter in anticipation of future price increases. As a result of the cash used by operating activities and the funding requirements for capital expenditures and cash dividends, the Company had $4.3 million of borrowings outstanding on its revolving credit facility as of the end of the quarter.
Capital expenditures for 2007 are currently expected to total $18.0 million and decline to a range of $3.0 to $5.0 million per year beginning in 2008 following the completion of the expansions and equipment upgrades in the Company’s PC strand and ESM businesses. The actual timing of these expenditures as well as the amounts are subject to change based on adjustments in the project timelines, future market conditions, the Company’s financial performance and additional growth opportunities that may arise.
“We expect to start up the new ESM production line in our Texas facility during the fourth fiscal quarter of 2007, following the anticipated receipt of the equipment this quarter,” commented Woltz. “With ESM overwhelmingly used in nonresidential construction applications, the timing of the ramp-up appears to be favorable and should be unaffected by the weakness in the housing market.”
The Company did not repurchase any shares of its outstanding common stock during the second quarter under its previously announced stock repurchase program. As of March 31, 2007, the Company was authorized to buy back up to an additional $25.0 million of its shares over the remaining term of the program, which runs through January 5, 2008. Repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. Insteel is not obligated to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.
Commenting on the outlook for the remainder of fiscal 2007, Woltz said, “Although we are encouraged by the recent acceleration of business activity, at this point it is unclear whether the upturn is driven by customer anticipation of future price increases or the beginning of a sustainable upward trend above the usual seasonal improvement. Market conditions remain mixed. The favorable trends for nonresidential construction, which drives the majority of our revenues, are expected to continue while it has become increasingly unlikely we will see much improvement in the housing-related portion of our business before the end of the year.
“Raw material costs are on the rise and our ability to pass these increases through in our markets will ultimately depend upon the strength of demand and competitive factors, particularly in those segments of our PC strand business that are subject to import competition. Despite these challenges, we expect significant improvement in Insteel’s financial performance during the second half of the year.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s second-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, ESM and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential
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construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 30, 2006, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increases in spending for nonresidential construction; the severity and duration of the downturn in residential construction activity and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended September 30, 2006.
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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006
Net sales	$74,766	$79,776	$144,482	$155,380
Cost of sales	62,408	62,797	118,500	121,288

Gross profit	12,358	16,979	25,982	34,092
Selling, general and administrative expense	4,593	4,452	8,836	8,573
Other income, net	(32)	(23)	(50)	(229)
Interest expense	154	151	296	384
Interest income	(70)	(31)	(260)	(83)

Earnings from continuing operations before income taxes	7,713	12,430	17,160	25,447
Income taxes	2,769	4,585	6,285	9,589

Earnings from continuing operations	4,944	7,845	10,875	15,858
Loss from discontinued operations net of income taxes of ($20), ($282), ($116) and ($496)	(31)	(444)	(183)	(779)

Net earnings	$4,913	$7,401	$10,692	$15,079

Per share amounts:
Basic:
Earnings from continuing operations	$0.27	$0.43	$0.60	$0.85
Loss from discontinued operations	—	(0.02)	(0.01)	(0.04)

Net earnings	$0.27	$0.41	$0.59	$0.81

Diluted:
Earnings from continuing operations	$0.27	$0.42	$0.59	$0.85
Loss from discontinued operations	—	(0.02)	(0.01)	(0.04)

Net earnings	$0.27	$0.40	$0.58	$0.81

Cash dividends declared	$0.03	$0.03	$0.06	$0.06

Weighted average shares outstanding
Basic	18,136	18,286	18,125	18,532

Diluted	18,299	18,464	18,293	18,680

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 31,	September 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$9	$10,689
Accounts receivable, net	36,121	37,519
Inventories	51,300	46,797
Prepaid expenses and other	3,354	2,675
Current assets of discontinued operations	198	411

Total current assets	90,982	98,091
Property, plant and equipment, net	61,586	55,217
Other assets	9,681	9,653
Non-current assets of discontinued operations	3,635	3,635

Total assets	$165,884	$166,596

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,300	$30,691
Accrued expenses	6,323	9,819
Current liabilities of discontinued operations	271	643

Total current liabilities	25,894	41,153
Long-term debt	4,300	—
Other liabilities	2,658	2,713
Long-term liabilities of discontinued operations	269	292
Shareholders’ equity:
Common stock	18,270	18,213
Additional paid-in capital	48,091	47,005
Deferred stock compensation	(1,077)	(662)
Retained earnings	67,479	57,882

Total shareholders’ equity	132,763	122,438

Total liabilities and shareholders’ equity	$165,884	$166,596

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,	April 1,
	2007	2006
Cash Flows From Operating Activities:
Net earnings	$10,692	$15,079
Loss from discontinued operations	183	779

Earnings from continuing operations	10,875	15,858
Adjustments to reconcile earnings from continuing operations to net cash provided by (used for) operating activities of continuing operations:
Depreciation and amortization	2,614	2,194
Amortization of capitalized financing costs	249	294
Stock-based compensation expense	606	650
Excess tax benefits from exercise of stock options	(59)	(314)
Deferred income taxes	186	(427)
Increase in cash surrender value of life insurance over premiums paid	(59)	—
Net changes in assets and liabilities:
Accounts receivable, net	1,398	1,803
Inventories	(4,503)	(13,559)
Accounts payable and accrued expenses	(16,464)	15,600
Other changes	(590)	801

Total adjustments	(16,622)	7,042

Net cash provided by (used for) operating activities — continuing operations	(5,747)	22,900
Net cash provided by (used for) operating activities — discontinued operations	(365)	1,693

Net cash provided by (used for) operating activities	(6,112)	24,593

Cash Flows From Investing Activities:
Capital expenditures	(7,499)	(8,067)
Increase in cash surrender value of life insurance policies	(585)	(716)

Net cash used for investing activities — continuing operations	(8,084)	(8,783)
Net cash used for investing activities — discontinued operations	—	(18)

Net cash used for investing activities	(8,084)	(8,801)

Cash Flows From Financing Activities:
Proceeds from long-term debt	11,873	127,718
Principal payments on long-term debt	(7,573)	(135,778)
Financing costs	—	(294)
Cash received from exercise of stock options	55	167
Excess tax benefits from exercise of stock options	59	314
Repurchase of common stock	—	(8,529)
Cash dividends paid	(1,087)	(1,132)
Other	189	371

Net cash provided by (used for) financing activities — continuing operations	3,516	(17,163)

Net cash provided by (used for) financing activities	3,516	(17,163)

Net decrease in cash and cash equivalents	(10,680)	(1,371)
Cash and cash equivalents at beginning of period	10,689	1,371

Cash and cash equivalents at end of period	$9	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$28	$125
Income taxes	9,060	9,528
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,489	—
Issuance of restricted stock	763	526
Declaration of cash dividends to be paid	547	545
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